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NEOSTEM, INC.
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2008 ANNUAL REPORT TO SHAREHOLDERS

April 2009

Dear Shareholders:

As Chairman and CEO of NeoStem, Inc. (Amex: NBS), I am extremely pleased to report to you on our 2008 strides, particularly as they continue into 2009.

China Initiatives

In 2008, we began our expansion activities into the People’s Republic of China with the signing of a separate merger agreement and share exchange agreement to establish a NeoStem pharma division and stem cell therapy division.  Upon approval at our 2009 Special Meeting of Shareholders, we will acquire a 51% ownership interest in Suzhou Erye Pharmaceuticals Company, Ltd.  (“Erye”) who had robust gross revenues in 2008 of approximately $50 million.  Separately, beginning in early 2009 we embarked on other activities to expand our operations into the PRC.  As our sights turn to the PRC, we believe this focus will enable us to accelerate stem cell therapy, research and development activities and creation of intellectual property positions in an environment that is more readily accepting of stem cell therapies.  The PRC has a large population with a rapidly growing middle and upper middle class who are becoming focused on regenerative medicine and can afford such services.  We believe that a collaboration involving these two countries will create immediate commercial, financial and scientific opportunities.
April 2009 $11,000,000 Private Placement Financing

On April 13, 2009 we announced that we have completed a private placement financing totaling $11 million from three Asia-based investors, including a private equity firm operating in partnership with strategic investors drawn from leading Asian families and businesses. We believe these funds will substantially advance our company toward becoming a world-leading provider of advanced autologous stem cell technologies and services to the general public for future personal use in times of medical need.

The funds received in our April 2009 $11,000,000 financing will support our expansion activities in China, further development of NeoStem’s VSEL technology and advance medical tourism initiatives.

The financing consists of units priced at $12.50 per unit, with each unit consisting of one share of our Series D Convertible Redeemable Preferred Stock and ten warrants each to purchase one share of common stock (resulting in an equivalent price of $1.25 per common share plus an attached warrant).   The  warrants  have a per share exercise price equal to $2.50 and are  callable by the Company if the common stock trades at a price equal to $3.50.  Subject to the affirmative vote of the Company’s shareholders and the rules of the NYSE Amex, the warrants will become exercisable for a period of five years and each share of Series D Convertible Redeemable Preferred Sock will automatically convert into ten shares of Common Stock.

The investing firms are RimAsia Capital Partners, LP, a pan-Asia private equity firm operating in partnership with a regional network of strategic investors drawn from leading Asian families and companies, investing $5 million;  Enhance Biomedical Holding Corporation based in Shanghai, also investing $5 million and  Elancrest Investments Ltd., a Singapore-based firm,  investing $1 million.  RimAsia Capital Partners previously invested $1.25 million in NeoStem, as was announced on September 3, 2008.

The funds will be used to support the development of NeoStem’s VSEL (very small embryonic-like stem cells) technology licensed from the University of Louisville and help advance NeoStem’s expansion activities in the PRC, including those relating to its pending acquisitions and medical tourism – defined as travel by people whose primary and explicit purpose is to access in a foreign country medical treatment not yet available in their own nation.  Through its connections with leading physicians in China and the U.S., NeoStem expects to connect U.S. citizens with advanced therapies not yet available in the U.S., and attract people from other countries to seek safe and effective regenerative therapies as they become available here. A portion of the funds also will be used to expand U.S.-based operations.  In addition, a portion of the proceeds are being used to repay $1,150,000 in bridge financing received from RimAsia Capital Partners, LP in February and March, interest on the bridge financing and other costs advanced by RimAsia in connection with the Company’s expansion activities in China.

This substantial investment from a group of highly respected investors in Asia demonstrates great confidence in our Company. Our relationships with our business partners in China continue to deepen as we recognize increasing areas of synergies among our innovative stem-cell technologies, products and services, and business models.  As our activities increase, we anticipate NeoStem will benefit greatly from expanded new markets, distribution channels and production capabilities for a growing pipeline of regenerative drugs and procedures offered in the world’s two largest economies.

Other Recent Developments:
Expanding Portfolio of Intellectual Property

In the First Quarter of 2009, NeoStem continued to enrich its intellectual property portfolio by acquiring exclusive worldwide license to several new stem cell technologies:

In February 2009, we obtained the exclusive worldwide license to innovative stem cell technology and applications for anti-aging skin rejuvenation therapies. This acquisition enhances our position in treatments for physical aging, a core pursuit of the company.  It is also synergistic with NeoStem’s focus on “Medical Tourism.”

We anticipate further acquisitions of key technologies to enhance our unique portfolio as 2009 unfolds.

NeoStem Collection Centers Established within Metropolitan Multi-physician and Multi-specialty Practices

NeoStem’s platform business provides the infrastructure, methods and systems that allow adults to have their stem cells safely collected and conveniently banked through safe, minimally invasive processes that can take place in a doctor’s office, clinic, academic medical center or hospital that is part of a developing network of NeoStem Collection Centers.

NeoStem has made significant progress in establishing centers at multi-physician and multi-specialty practices in key metropolitan areas.  In March 2009, the Company signed an agreement to open a center at The Giampapa Institute for Anti-Aging Medical Therapy in Montclair, New Jersey.  One of the first certified anti-aging medical physicians in the world, Dr. Giampapa is Director of the Plastic Surgery Center Internationale as well as The Giampapa Institute and is renowned for a non-surgical complete facial rejuvenation procedure that involves the use of adult stem cells.  In June 2008, the Company signed an agreement with two other important entites:  ProHEALTH Care Associates in the metropolitan New York City area, one of the largest and most prominent multi-specialty practices in the region with over 100 doctors and 250,000 patients. In addition, in December 2008, NeoStem opened its first New York City collection center operated by Dr. Bruce Yaffe of Yaffe, Ruden and Associates, which provides medical care to 1200 patients per week in midtown Manhattan.  This followed the opening of two other metropolitan Collection Centers in the Fall of 2008: a center located at The Hall Center in Santa Monica, CA and another operated by Celvida LLC in Coral Gables, a suburb of Miami, FL.  We also signed an agreement with New England Cryogenic Center, Inc (NECC), one of the largest cryogenic laboratories to provide extensive processing and storage capacity for our research activities and in 2009 an agreement with Progenitor Cell Therapy, LLC, who will provide processing and storage services at the cGMP for our commercial business.

We are extremely optimistic about the growth opportunities for NeoStem in the U.S.  and our ability to capitalize on a growing PRC-based network.  We are very encouraged by the enthusiasm of investors in Asia who recognize the huge market potential for stem cell therapies in the PRC, a field in which breakthroughs are developing at an accelerating rate. We are grateful to you, our shareholders, for your recognition of the extraordinary potential of this company and for your continued support in this exciting endeavor.

Sincerely yours,

Robin L. Smith, MD, MBA
Chairman and CEO
NeoStem, Inc.